U.S. Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549

February 17, 2026

Re: Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sirs:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Sanofi has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended December 31, 2025, which was filed with the Securities and Exchange Commission on February 17, 2026.

Sincerely,

/s/ Alexandra Roger
Alexandra Roger
Head of Legal Corporate and Finance

Siège social : 46, avenue de la Grande Armée, 75017 Paris - France - Tél.: +33 (0)1.53.77.40.00 - Fax : +33 (0)1.53.77.41.33 - www.sanofi.com

S.A. au capital de 2 438 854 192 € - 395 030 844 R.C.S. Paris - Code APE 7010 Z - N° intracommunautaire : FR 88395030844